Exhibit 10.10

Description of the MidSouth Bancorp, Inc. 2011
Annual Incentive Compensation Plan

The following is a description of the terms of the MidSouth Bancorp, Inc. 2011 Annual Incentive Compensation Plan (the “AICP”). As of the date of the filing of this Amendment to the Annual Report on Form 10-K for the fiscal year ended December 31, 2011, the AICP has not been reduced to a formal written document.

The AICP was designed to increase shareholder value by focusing the executive officers on our goals for the year and to reward them for achievement of those goals.  Payments under the AICP are based on a percentage of the participant’s base salary - 5% for achievement of goals at the threshold level and 10% for achievement of goals at the target level.  At its discretion, the Compensation Committee of the Board of Directors (the “Committee”) may pay awards above the 10% of base salary level if results are above the target level.

Awards under the AICP are tied to the achievement of goals in up to three categories: overall Bank goals, regional/departmental goals, and/or individual goals.  The intent is to provide a plan that is based on what we believe are industry best practices and to provide motivation for each officer to achieve goals relative to overall Bank performance (thereby aligning their interests with those of our shareholders) and goals related to an officer’s specific job function.  We believe the AICP also helps mitigate risk by providing each officer three company-wide goals as opposed to a single goal.  Having multiple goals helps ensure there is an appropriate balance of objectives, which otherwise could lead to performance inconsistencies within other areas of the organization.

In 2011, for our named executive officers (“NEOs”) other than our CEO, 75% of eligible award payout dollars are tied to achievement of our overall Bank goals, which for 2011 were improvements in net income (60% weighting), net core deposit growth (7.5% weighting) and net loan growth (7.5% weighting).  The remaining 25% of a potential award is based on regional/departmental goals with equal weighting.   Regional/departmental goals can include goals tied to asset quality, internal risk ratings of loans and the completion of acquisitions.   However, to receive any payment under the 2011 AICP, the Company had to hit at least the threshold level with respect to net income.  For our CEO, Mr. C.R. Cloutier, 100% of his award was based on the achievement of overall Bank goals, which, like the other NEOs, for 2011 were net income (80% weighting), net core deposit growth (10% weighting) and net loan growth (10% weighting).  Similar to the other NEOs, in order for Mr. C.R. Cloutier to receive any payment under this award, the Company had to hit at least the threshold level with respect to net income.

For 2011, the Committee established the following threshold and target goals for payment of awards under the AICP:

Performance Measure	Threshold Level	Target Level
Net income	$6.00 million	$7.50 million
Net core deposit growth	$29.00 million	$36.25 million
Net loan growth	$28.40 million	$48.00 million